Exhibit 99.1

Bank of the Ozarks, Inc. Announces First Quarter 2008 Earnings

LITTLE ROCK, Ark.--(BUSINESS WIRE)--Bank of the Ozarks, Inc. (NASDAQ: OZRK) today announced that net income for the quarter ended March 31, 2008 was $7,765,000, an increase of 3.2% compared to net income of $7,521,000 in the first quarter of 2007. Diluted earnings per share were $0.46 for the first quarter of 2008 compared to $0.45 for the first quarter of 2007, an increase of 2.2%.

The Company’s annualized returns on average assets and average stockholders’ equity for the first quarter of 2008 were 1.11% and 15.31%, respectively, compared to 1.20% and 17.11%, respectively, for the first quarter of 2007.

Loans and leases were $1.98 billion at March 31, 2008 compared to $1.72 billion at March 31, 2007, an increase of 15.0%. Deposits were $2.20 billion at March 31, 2008 compared to $2.17 billion at March 31, 2007, an increase of 1.4%. Total assets were $3.05 billion at March 31, 2008, a 20.0% increase from $2.54 billion at March 31, 2007.

Stockholders’ equity was $213 million at March 31, 2008 compared to $182 million at March 31, 2007, an increase of 16.8%. Book value per share was $12.66 at March 31, 2008 compared to $10.88 at March 31, 2007, an increase of 16.4%. Changes in stockholders’ equity and book value per share reflect earnings, dividends paid, stock option transactions and changes in unrealized gains and losses on investment securities available for sale.

The Company’s ratio of common equity to assets was 6.98% as of March 31, 2008 compared to 7.17% as of March 31, 2007. Its ratio of tangible common equity to tangible assets was 6.80% as of March 31, 2008 compared to 6.94% as of March 31, 2007.

In commenting on these results, George Gleason, Chairman and Chief Executive Officer, stated, “One of our goals for 2008 is to get back on a record quarterly earnings pace during the year. We believe that our first quarter results, particularly our strong growth in earning assets and improvement in net interest margin, put us in a good position to achieve this goal in the coming quarters.”

NET INTEREST INCOME

Net interest income for the first quarter of 2008 increased 19.2% to $21,751,000 compared to $18,249,000 for the first quarter of 2007. Net interest margin, on a fully taxable equivalent (“FTE”) basis, improved to 3.69% in the first quarter of 2008, an increase of 34 basis points from 3.35% in the first quarter of 2007.

Mr. Gleason stated, “Good growth in loans and leases and favorable opportunities to acquire certain tax-exempt investment securities, combined with continued improvement in our net interest margin, allowed us to achieve our fifth consecutive quarter of record net interest income. This accomplished the first step in our goal of achieving record net interest income in each quarter of 2008.”

NON-INTEREST INCOME

Non-interest income for the first quarter of 2008 decreased 14.0% to $5,125,000 compared to $5,959,000 for the comparable quarter of 2007.

Service charges on deposit accounts, the Company’s largest source of non-interest income, were $2,871,000 in the first quarter of 2008, an increase of 1.3% compared to $2,834,000 in the first quarter of 2007, but a decrease of 9.6% from the quarterly record of $3,176,000 achieved in the fourth quarter of 2007. Mortgage lending income was $672,000 in the first quarter of 2008, a decrease of 8.1% compared to $731,000 in the first quarter of 2007, but an increase of 27.8% over the fourth quarter of 2007. Trust income was $604,000 in the first quarter of 2008, an increase of 29.9% compared to $465,000 in the first quarter of 2007, but a decrease of 8.6% from the quarterly record of $661,000 in the fourth quarter of 2007.

Net losses from sales of investment securities and other assets were $73,000 in the first quarter of 2008 compared to net gains of $372,000 in the first quarter of 2007. Other non-interest income was $1,051,000 in the first quarter of 2008 compared to $1,557,000 in the first quarter of 2007 when the Company had $500,000 of other non-interest income from the settlement of a contested branch application.

NON-INTEREST EXPENSE

Non-interest expense for the first quarter of 2008 was $12,881,000 compared to $12,138,000 for the first quarter of 2007, an increase of 6.1%. The Company’s efficiency ratio for the quarter ended March 31, 2008 improved to 45.1% compared to 48.4% for the first quarter of 2007.

Mr. Gleason stated, “Achieving positive operating leverage by realizing a faster growth rate for revenue than non-interest expense is another goal for 2008. The improvement in our efficiency ratio for the quarter just ended reflects a good start toward accomplishing this goal.”

ASSET QUALITY, CHARGE-OFFS AND ALLOWANCE

Nonperforming loans and leases as a percent of total loans and leases increased to 0.68% as of March 31, 2008 compared to 0.25% as of March 31, 2007 and 0.35% as of December 31, 2007. Nonperforming assets as a percent of total assets increased to 0.58% as of March 31, 2008 compared to 0.27% as of March 31, 2007 and 0.36% as of December 31, 2007. The Company’s ratio of loans and leases past due 30 days or more, including past due non-accrual loans and leases, to total loans and leases increased to 1.30% as of March 31, 2008 compared to 0.84% as of March 31, 2007 and 1.14% as of December 31, 2007.

The Company’s annualized net charge-off ratio for the first quarter of 2008 increased to 0.38% compared to 0.16% for the first quarter of 2007 and 0.24% for the full year of 2007.

The Company’s allowance for loan and lease losses increased to $21.1 million at March 31, 2008, or 1.06% of total loans and leases, compared to $18.1 million, or 1.05% of total loans and leases, at March 31, 2007 and $19.6 million, or 1.05% of total loans and leases, at December 31, 2007. As of March 31, 2008, the Company’s allowance for loan and lease losses equaled 155% of its total nonperforming loans and leases compared to 421% at March 31, 2007 and 295% at December 31, 2007.

Mr. Gleason commented, “During the quarter just ended our asset quality metrics were impacted by slower economic and housing market conditions which adversely affected some borrowers. The increase in our nonperforming loans and leases and nonperforming assets during the first quarter is not expected to significantly impact future net charge-offs or operating results. Such assets were thoroughly evaluated during the quarter just ended, and we believe most losses likely to result from such nonperforming loans and leases and nonperforming assets have been recognized. Addressing the expected loss exposure from such nonperforming loans and leases and nonperforming assets increased our annualized net charge-off ratio for the quarter just ended.”

GROWTH AND EXPANSION

The Company continued its growth and de novo branching strategy in the first quarter of 2008 opening a new Dallas area banking office in Lewisville, Texas. This is the Company’s sixth Texas banking office.

CONFERENCE CALL

Management will conduct a conference call to review announcements made in this press release at 10:00 a.m. CDT (11:00 a.m. EDT) on Friday, April 11, 2008. The call will be available live or in recorded version on the Company’s website www.bankozarks.com under “Investor Relations” or interested parties calling from locations within the United States and Canada may call 1-800-990-4845 up to ten minutes prior to the beginning of the conference and ask for the Bank of the Ozarks conference call. A recorded playback of the entire call will be available on the Company’s website or by telephone by calling 1-800-642-1687 in the United States and Canada or 706-645-9291 internationally. The passcode for this telephone playback is 42444820. The telephone playback will be available through April 30, 2008, and the website recording of the call will be available for 12 months.

FORWARD LOOKING STATEMENTS

This release contains forward looking statements regarding the Company’s plans, expectations, beliefs, goals and outlook for the future, including the Company’s goals and expectations for returning to record quarterly earnings during 2008, achieving positive operating leverage, growing revenue at a faster rate than non-interest expense, improving net interest income in each quarter of 2008, growth in earning assets, including loans and leases, improvement in net interest margin, and the expectation that nonperforming loans and leases and nonperforming assets at March 31, 2008 will not significantly impact future net charge-offs or operating results.

Actual results may differ materially from those projected in such forward looking statements due to, among other things, continued interest rate changes including changes in the shape of the yield curve, competitive factors, general economic and housing market conditions and their effects on the creditworthiness of borrowers and collateral values, potential legislation including legislation intended to protect homeowners, changes in the value and volume of investment securities, the ability to attract new deposits and loans and leases, delays in identifying and acquiring satisfactory sites and opening new offices, delays in or inability to obtain required regulatory approvals, the ability to generate future revenue growth or to control future growth in non-interest expense, as well as other factors identified in this press release or in Management’s Discussion and Analysis under the caption “Forward Looking Information” contained in the Company’s 2007 Annual Report to Stockholders and the most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission.

GENERAL INFORMATION

Bank of the Ozarks, Inc. common stock trades on the NASDAQ Global Select Market under the symbol “OZRK”. The Company owns a state-chartered subsidiary bank that conducts banking operations through 73 offices including 65 banking offices in 34 communities throughout northern, western and central Arkansas, six Texas banking offices, and loan production offices in Little Rock, Arkansas, and Charlotte, North Carolina. The Company may be contacted at (501) 978-2265 or P. O. Box 8811, Little Rock, Arkansas 72231-8811. The Company’s website is: www.bankozarks.com.

Bank of the Ozarks, Inc. Selected Consolidated Financial Data (Dollars in Thousands, Except Per Share Amounts) Unaudited

	Quarters Ended
	March 31,
	2008	2007	% Change
Income statement data:
Net interest income	$21,751	$18,249	19.2%
Provision for loan and lease losses	3,325	1,100	202.3
Non-interest income	5,125	5,959	(14.0)
Non-interest expense	12,881	12,138	6.1
Net income	7,765	7,521	3.2

Common stock data:
Net income per share – diluted	$0.46	$0.45	2.2%
Net income per share – basic	0.46	0.45	2.2
Cash dividends per share	0.12	0.10	20.0
Book value per share	12.66	10.88	16.4
Diluted shares outstanding (thousands)	16,861	16,828
End of period shares outstanding (thousands)	16,822	16,764

Balance sheet data at period end:
Total assets	$3,051,971	$2,544,205	20.0%
Total loans and leases	1,981,663	1,723,882	15.0
Allowance for loan and lease losses	21,063	18,128	16.2
Total investment securities	812,869	590,605	37.6
Goodwill	5,243	5,243	-
Other intangibles – net of amortization	569	831	(31.5)
Total deposits	2,201,009	2,169,916	1.4
Repurchase agreements with customers	45,858	50,028	(8.3)
Other borrowings	492,588	64,258	666.6
Subordinated debentures	64,950	64,950	-
Stockholders’ equity	212,994	182,315	16.8
Loan and lease to deposit ratio	90.03%	79.44%

Selected ratios:
Return on average assets(a)	1.11%	1.20%
Return on average stockholders’ equity(a)	15.31	17.11
Average equity to total average assets	7.26	7.02
Net interest margin – FTE(a)	3.69	3.35
Overhead ratio(a)	1.84	1.94
Efficiency ratio	45.09	48.44
Net charge-offs to average loans and leases(a)	0.38	0.16
Nonperforming loans and leases to total loans and leases	0.68	0.25
Nonperforming assets to total assets	0.58	0.27
Allowance for loan and lease losses to total loans and leases	1.06	1.05

Other information:
Non-accrual loans and leases	$13,556	$4,304
Accruing loans and leases – 90 days past due	-	-
ORE and repossessions	3,974	2,656

(a) Ratios for interim periods annualized based on actual days.

Bank of the Ozarks, Inc. Supplemental Quarterly Financial Data (Dollars in Thousands, Except Per Share Amounts) Unaudited

	6/30/06	9/30/06	12/31/06	3/31/07	6/30/07	9/30/07	12/31/07	3/31/08
Earnings Summary:
Net interest income	$17,985	$17,774	$17,523	$18,249	$19,291	$19,671	$20,406	$21,751
Federal tax (FTE) adjustment	1,130	1,196	912	848	838	899	974	1,691
Net interest income (FTE)	19,115	18,970	18,435	19,097	20,129	20,570	21,380	23,442
Provision for loan and lease losses	(500)	(550)	(900)	(1,100)	(1,250)	(1,100)	(2,700)	(3,325)
Non-interest income	4,954	5,680	6,434	5,959	5,623	5,419	5,975	5,125
Non-interest expense	(11,017)	(11,707)	(12,506)	(12,138)	(11,876)	(11,732)	(12,507)	(12,881)
Pretax income (FTE)	12,552	12,393	11,463	11,818	12,626	13,157	12,148	12,361
FTE adjustment	(1,130)	(1,196)	(912)	(848)	(838)	(899)	(974)	(1,691)
Provision for income taxes	(3,491)	(3,187)	(3,196)	(3,449)	(3,702)	(3,856)	(3,437)	(2,905)
Net income	$7,931	$8,010	$7,355	$7,521	$8,086	$8,402	$7,737	$7,765

Earnings per share - diluted	$0.47	$0.48	$0.44	$0.45	$0.48	$0.50	$0.46	$0.46

Non-interest Income:
Service charges on deposit accounts	$2,587	$2,540	$2,768	$2,834	$3,107	$3,075	$3,176	$2,871
Mortgage lending income	779	792	744	731	817	594	526	672
Trust income	478	486	550	465	531	565	661	604
Bank owned life insurance income	455	463	471	465	478	487	489	489
Gains on sales of investment securities	27	718	1,341	337	-	77	106	20
Gains (losses) on sales of other assets	11	42	(145)	35	(47)	38	461	(93)
Other	617	639	705	1,092	737	583	556	562
Total non-interest income	$4,954	$5,680	$6,434	$5,959	$5,623	$5,419	$5,975	$5,125

Non-interest Expense:
Salaries and employee benefits	$6,569	$6,993	$7,360	$7,310	$7,016	$6,936	$7,399	$7,332
Net occupancy expense	1,738	1,732	1,900	1,971	1,967	2,059	2,101	2,074
Other operating expenses	2,644	2,917	3,181	2,792	2,827	2,671	2,942	3,410
Amortization of intangibles	66	65	65	65	66	66	65	65
Total non-interest expense	$11,017	$11,707	$12,506	$12,138	$11,876	$11,732	$12,507	$12,881

Allowance for Loan and Lease Losses:
Balance at beginning of period	$17,175	$17,332	$17,340	$17,699	$18,128	$18,747	$19,067	$19,557
Net charge-offs	(343)	(542)	(541)	(671)	(631)	(780)	(2,210)	(1,819)
Provision for loan and lease losses	500	550	900	1,100	1,250	1,100	2,700	3,325
Balance at end of period	$17,332	$17,340	$17,699	$18,128	$18,747	$19,067	$19,557	$21,063

Selected Ratios:
Net interest margin - FTE(a)	3.61%	3.34%	3.22%	3.35%	3.46%	3.45%	3.47%	3.69%
Overhead ratio(a)	1.90	1.88	1.99	1.94	1.86	1.79	1.84	1.84
Efficiency ratio	45.77	47.49	50.29	48.44	46.12	45.14	45.72	45.09
Net charge-offs to average loans and leases(a)	0.09	0.14	0.13	0.16	0.14	0.17	0.47	0.38
Nonperforming loans and leases/total loans and leases	0.18	0.21	0.34	0.25	0.23	0.19	0.35	0.68
Nonperforming assets/total assets	0.13	0.15	0.24	0.27	0.26	0.22	0.36	0.58
Loans and leases past due 30 days or more, including past due non-accrual loans and leases, to total loans and leases	0.45	0.60	0.60	0.84	0.53	0.45	1.14	1.30

(a) Annualized based on actual days.
Bank of the Ozarks, Inc. Average Consolidated Balance Sheet and Net Interest Analysis (Dollars in Thousands) Unaudited

	Quarter Ended
	March 31, 2008
	Average	Income/	Yield/
	Balance	Expense	Rate
ASSETS
Earning assets:
Interest earning deposits and federal funds sold	$370	$4	4.43%
Investment securities:
Taxable	400,646	5,690	5.71
Tax-exempt – FTE	228,863	4,803	8.44
Loans and leases – FTE	1,926,647	36,014	7.52
Total earning assets – FTE	2,556,526	46,511	7.32
Non-earning assets	254,273
Total assets	$2,810,799

LIABILITIES AND STOCKHOLDERS’ EQUITY
Interest bearing liabilities:
Deposits:
Savings and interest bearing transaction	$516,342	$2,127	1.66%
Time deposits of $100,000 or more	910,977	10,430	4.60
Other time deposits	482,010	5,248	4.38
Total interest bearing deposits	1,909,329	17,805	3.75
Repurchase agreements with customers	42,798	266	2.50
Other borrowings	406,831	3,854	3.81
Subordinated debentures	64,950	1,144	7.08
Total interest bearing liabilities	2,423,908	23,069	3.83
Non-interest bearing liabilities:
Non-interest bearing deposits	167,516
Other non-interest bearing liabilities	15,382
Total liabilities	2,606,806
Stockholders’ equity	203,993
Total liabilities and stockholders’ equity	$2,810,799

Net interest income – FTE		$23,442
Net interest margin – FTE			3.69%

CONTACT:
Bank of the Ozarks, Inc.
Susan Blair, 501-978-2217